Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

December 28, 2015

Quarterly Distribution Report No. 204

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on December 18, 2015.

This Quarterly Distribution Report relates to the payment received by the Trust from EMI Entertainment World Inc., attributable to the third quarter of 2015 (the “Q3 Distribution Period”).

The Trust received $250,793 ($.9031 per Trust Unit) for the Q3 Distribution Period (the “Q3 Payment”), as compared to $276,213 ($.9946 per Trust Unit) for the payment attributable to the third quarter of 2014.

The Trust paid $38,747 to third parties in connection with invoices for services rendered to the Trust, leaving a balance of $212,046 ($.7635 per Trust Unit). This balance is being distributed to the Unit Holders of record as of the close of business on December 18, 2015.

During the twelve month period ended December 31, 2015, the Trust’s aggregate distributions will amount to $746,408 ($2.6877 per Trust Unit), as compared to $860,780 ($3.0996 per Trust Unit) during the twelve month period ended December 31, 2014.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended December 31, 2015 and December 31, 2014 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended December 31, 2015		Per Unit*

Gross royalty income collected by EMI for the period	$952,314

Less: Related royalty expense	392,019
Amount deducted by EMI	309,502
Adjustment for copyright renewals, etc.	—

	701,521

Balance as reported by EMI	$250,793

Payments received by Trust	$250,793		$.9031
Audit settlement	—
Funds held for payment of expenses	—
Refund of over deduction of gross royalty income for prior quarters by EMI	—

Total	250,793		.9031
Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	38,747		.1396

Reserve for payment of expenses	—		—

Balance available for distribution	$212,046		$.7635

Distribution per Unit*		$.7635

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended December 31, 2014		Per Unit*	Twelve Months Ended December 31, 2015		Per Unit	Twelve Months Ended December 31, 2014		Per Unit*

$946,171			$3,660,312			$2,924,960

362,452			1,744,864			1,314,446
307,506			1,146,903			870,411
—			13,204			—

679,958			1,904,971			2,184,857

$276,213			$755,341			$740,103

$276,213		$.9946	$755,341		$2.7199	$740,103		$2.6650
—			—			625,000		2.2505
—			—			152,952		.5508

—			203,706		.7335	—		—

$276,213		$.9946	$959,047		3.4534	1,518,055		5.4663

74,605		.2686	212,839		.7664	(525,129)		(1.8909)

—		—	—		—	(132,146)		(.4758)

$201,608		$.7260	$746,208		$2.6870	$860,780		$3.0996

	$.7260			$2.6870			$3.0996